Fred S. Weingard Employment Contract


                   UNIVERSAL TRADING TECHNOLOGIES CORPORATION
                         124 West 60th Street, Suite 18D
                               New York, NY 10023
                                 (212) 262-2383



June 21, 1996


Mr. Fred S. Weingard
12907 Chalkstone Court
Fairfax, VA  22030

RE: Offer of Employment

Dear Fred:

In accordance with out prior discussions, Universal Trading Technologies Corporation (UTTC) makes this offer of employment to you as Executive Vice President of Technology and Advance Programs, subject to the following terms and conditions of this letter Agreement.

UTTC's obligations to you under this Letter Agreement are guaranteed by The Ashton Technology Group, Inc. (Ashton). Ashton also agrees to grant you options for its stock, subject to the terms and conditions set forth below. Ashton therefore joins in this Letter Agreement.

For this Letter Agreement, "Ashton" shall mean Ashton Technology Group, Inc. and all of its subsidiaries.

1.0      Term of Offer:

               This offer expires on June 21, 1996.

2.0      Acceptance of Offer:

               You may accept this offer by dating and signing this Letter Agreement and mailing or faxing the signed Letter Agreement to UTTC by the expiration date (with the signed original to follow).

3.0      Guarantee of Obligations:

               All obligations to you from UTTC under this Letter Agreement are guaranteed by Ashton.

4.0      Term of Employment:

               The term of your employment is three years beginning on July 8, 1996 and ending on July 7, 1999, unless terminated earlier, as provided in paragraph 11.0 below (the "Term").

5.0      Employment Position and Responsibilities:

               5.1 You will be employed in the position of Executive Vice President of Technology and Advance Programs, and not demoted during the Term.

               5.2 You shall be responsible for management of the Technology Programs of UTTC. This position shall involve coordination with the management of Ashton and Ashton's other subsidiaries, particularly in the formulation of Technology Programs and the marketing/selling of Ashton/UTTC products and services.

               5.3 Your immediate supervisor shall be the Chairman of the Board of UTTC, who shall approve UTTC's major Technology Programs, and coordinate your activities with the UTTC Board of Directors.

               5.4 All project heads of Technology Programs undertaken by UTTC shall report directly to you. You shall be responsible for all technical recruiting, hiring and firing of those individuals whom report to you or are within your organization.

6.0      Compensation and Benefits

               6.1 Your base salary during the Term is guaranteed to be no less than $185,000 per year. Payment of salary shall be biweekly.

               6.2 On each anniversary of your start of employment with UTTC, your base salary shall be reviewed by the Board of Directors of UTTC, to determine any increase in salary, based on your individual performance and the overall performance of UTTC. In no event shall your base salary be reduced. No guaranty is made of any particular salary increase, as a result of an annual salary review.

               6.3 In addition to your base salary, you shall be paid a semi-annual bonus every six months after the start date of you employment (that is on the next payroll date following January 8 and July 5 of each year). Your bonus shall be based on your individual performance and the overall performance of UTTC. Your semi-annual bonus is guaranteed to be no less than $40,000 (for a total bonus per year of no less than $80,000).

               6.4 UTTC and Ashton are contemplating adoption of an Incentive Compensation Program for UTTC and Ashton management. When this Program is adopted, during the Term you will be entitled to participate in any such incentive Compensation Program on a basis no less favorable than other equivalent UTTC or Ashton managers participating in the Program. Such participation would be in lieu of the salary and bonus agreements set forth herein, and accordingly would be conditioned on your entering (at your election) into an amendment to this Letter Agreement to terminate any such salary and bonus agreements; but your compensation shall be no less than this Agreement specifies.

               6.5 UTTC and Ashton are each contemplating adoption of a Retirement Program. During the term, you will be entitled to participate in any such Retirement Plan covering members of UTTC and Ashton management on a basis no less favorable than other equivalent UTTC or Ashton managers participating in the Program. Upon participation in the Program you will be fully vested without the requirement of any qualification period for vesting.

               6.6 In addition to your base salary, bonus, and Incentive Compensation Program, and Retirement Program, during the Term, you shall be entitled to participate with all officers of UTTC and Ashton in the standard fringe benefits package made available generally to the executive management employees of UTTC and Ashton, as such benefits may be determined from time to time by the Board of Directors of UTTC and Ashton or other responsible officers of UTTC and Ashton. Presently, these benefits are administered by Administaff. A brochure of these benefits is attached.

               6.7 UTTC agrees to your previously scheduled vacation planned for July 29 to August 9, 1996.

7.0      Relocations Allowance:

               7.1  Your  principal  place  of  employment   under  this  Letter
                    Agreement   shall   be  at   UTTC's   offices   located   in
                    Philadelphia, PA. In addition, your presence shall be required at the offices of Ashton (currently located in Columbia, MD), as well as at the offices of Ashton's other subsidiaries, clients, and potential clients. You are responsible for relocating from your present residence in Fairfax, VA, to the Philadelphia area to enable you to reasonably perform your duties under this Letter Agreement.

               7.2 In lieu of reimbursement of actual relocation expenses, based on proof of payment, or payment to cover other expenses which may be difficult to calculate (such as "buydown" of your present home to enable you to sell quickly), UTTC shall pay you a lump sum relocation payment of $100,000 payable as follows:

                    Upon acceptance of this Letter Agreement: $50,000, and;

                    On September 15, 1996 or execution of a binding contract for purchase of a new residence: $50,000.

               7.3 The relocation of payments made under this paragraph shall be due and owing, regardless of the duration of employment or the reason that employment ends. You shall have no obligation to return the relocation payments to UTTC under any circumstances, if you are terminated by UTTC. In the event you voluntarily leave UTTC prior to the end of the term of this Letter Agreement, you shall repay to UTTC the following relocation payments (but in no event more than the amount of relocation monies actually paid to you prior to the date of termination):

                    If   termination  is  before  you  have  sold  your  present
                    residence and before you have purchased a new residence $100,000

                    If termination is after you have sold your present residence and before you have purchased a new residence

                         $50,000  if  you  have  received  $100,000

                         $0 if you have received $50,000

                    If   Termination  is  before  you  have  sold  your  present
                    residence and after you have purchased a new residence

                         $50,000 if you have received  $100,000

                         $0 if received if you $50,000

                    If termination is after you have sold your present residence and after you have purchased a new residence $0

                    Sale or Purchase shall constitute signing a binding written contract.

8.0      Commuting

               8.1 It is expected that during the period July 8, 1996 through September 15, 1996, you will average no more than three days per week which require your presence in either Philadelphia, PA or Columbia, MD. During this period of relocating transition, when your presence is not required in Philadelphia, PA or Columbia, MD, you shall be permitted to perform your employment tasks at other locations, which are convenient for you. By September 15, 1996, you shall commence full-time work at Philadelphia, PA and shall have made appropriate living arrangements in the Philadelphia Metropolitan area to permit ready access to UTTC's Philadelphia office.

               8.2 During the period July 8, 1996 through September 15, 1996, you shall be entitled to reimbursement of actual, documented out-of-pocket commuting costs from Fairfax, VA to Philadelphia, PA or Columbia, MD consisting of air fare, train fare, or auto mileage plus overnight accommodations in Philadelphia or Columbia. Reimbursement of such expenses will be subject to review and approval by UTTC of reasonable documentation therefor.

9.0      Stock Options and Rights:

               9.1 Effective July 8, 1996, you shall be granted a three year option for 250,000 shares of UTTC Common Stock at an option price of $1.50 per share.

               9.2 You will receive a Stock Option for 100,000 shares of Ashton Stock. The price of the stock shall be the public price on the close of the date of the signing of the option grant (which is the date of the signing of this Letter Agreement). The Stock Option shall be for ten years which shall vest 20 percent after the completion of each of the first two (2) years of the Term (March 31, 1997 and March 31, 1998) and an additional 60 percent after completion of the third year of the term (march 31, 1999). A separate written Stock Option document will be provided to you.

10.0     Errors and Omissions Insurance:

                    During the term of your employment, UTTC shall have in force and effect (at its own cost) Officer's Errors and Omissions Insurance, which shall include you as an incurred, with coverage in such amounts as may be deemed appropriate by the UTTC Board of Directors. The current policy of UTTC includes $5,000,000 coverages, with no deductible.

11.0     Termination:

               11.1 Your   employment   under  this  Letter   Agreement  may  be
                    terminated by UTTC or you at any time, with or without cause.

               11.2 In the event of termination by UTTC,  with or without cause,
                    UTTC shall pay to you one month's base salary for each whole or partial six month period of employment under this Letter Agreement, which remains of your three year term of employment at the time of the notice of termination. For example, if you are terminated four months after the start of your employment, there remains one partial six month period and five full six month periods of your three year term of employment. Your termination payment would then be six months of base salary.

               11.3 In the event of termination by UTTC (with or without cause), you shall be entitled to a prorata share of what your next six months' semi-annual bonus based on the number of days prior to such termination of employment included in such six-month period.

               11.4 The termination of your  employment  prior to the end of the term (by either UTTC or you, and whether with or without cause) shall not cause forfeiture of any stock options or stock rights which you have under this Letter Agreement, or any UTTC or Ashton Stock Plan in which you are a participant.

               11.5 As used in this Letter  Agreement,  "Cause" shall mean (a) a refusal to perform Employee's lawful duties; (b) material breach of this Agreement; (c) material misconduct; (d) material failure to follow Ashton's policies, directives, or orders applicable to Ashton employees holding comparable positions; (e) intentional destruction or theft of Ashton property or falsifications of Ashton documents; (f)
                    conviction of a felony or any crime involving moral turpitude; or (g) violation of the Ashton Code of Conduct.

12.0     Disclosure of Confidential Information.

                    During and following your employment at UTTC, without the written approval of UTTC, you agree not to disclose or use any Confidential Information of Ashton, other than in connection with authorized activities conducted in the course of your employment at UTTC.

13.0     Non-competition.

                    If your employment with UTTC is terminated for Cause or you voluntarily terminate your employment, you agree not to engage directly or indirectly in any of the conduct set forth in subparagraphs 13.1 through 13.3 below for a period of one year following your termination of employment:

                    13.1 Hire,  attempt  to hire or assist  any other  person in hiring or attempting to hire any employee of Ashton, any person who was an Ashton employee within the 6-month period prior to the termination of your employment, or any affiliated personnel of Ashton who performed services for Ashton in the 6-month period prior to the termination of your employment.

                    13.2 Solicit the business of either (i) any Ashton  customer to whom you rendered services during the 12-month period prior to your termination of employment (a
                         "Specific Customer"); or (ii) any person or entity whose business you solicited by multiple personal contacts during the 6-month period prior to your termination (a "Specific Contact"); or

                    13.3 Participate  in any activity for any Specific  Customer or Contract which is the same as or substantially similar to those activities which you performed for such Specific Customer or proposed to perform for such Specific Contact, unless to do so would not have a material adverse effect on the business conducted between Ashton and such Specific Customer or Specific Contact.

                    Without affecting or limiting any other remedies to which Ashton might be entitled, in the event you violate Paragraph 13.3, you will pay to Ashton an amount equal to 25% of the gross fees/revenue generated from any Specific Customer or Specific Contact for any engagement and/or services provided as a result of an engagement during the period of restriction on your activities.

14.      Development of Methodologies.

                    During the course of your employment with UTTC, you may work on or be a part of the development of non-public domain management consulting methodologies, technologies, tools or other systems for Ashton. You understand and agree that any and all non-public domain methodologies, technologies, tools and other systems developed by employees of Ashton (including non-public domain methodologies, technologies, tools and other systems developed by you for Ashton) and the methodologies, technologies, tools and other systems and business information of Ashton, shall be, and remain, the sole and absolute property of Ashton, and that you shall acquire no rights to any of these.

15.      Assignment of Inventions and Copyrights.

                    In further consideration of your employment with Ashton, you agree that any and all copyrights, inventions, improvements, discoveries, processes, methodologies, tools or systems authored, developed and discovered by you during and as a result of your employment with Ashton shall be fully disclosed to the officer in charge of Ashton Management Consulting Services, and the same shall be the sole and absolute property of Ashton; and upon the request of Ashton, you shall execute, acknowledge and deliver such assignments and other documents as Ashton may consider necessary or appropriate to vest all rights, titles and interests therein to Ashton. You further agree that Ashton during the term of this Agreement may, with your written permission (such permission not to be unreasonably withheld) use your image as appropriate in the conduct of its business.

                    The Advanced Pattern Recognition Technology that you refer to as the "Star Algorithm," invented by you prior to employment by UTTC, and which is based on a cohort clustering technique and dual-threaded normalization, shall not be subject to any form of assignment (as described in this section).

16.0     Exclusive Service.

                    You agree to devote your full time and best efforts to the performance of your employment under this Agreement. While employed by Ashton, you agree not to engage in any other employment or business venture without the prior consent of Ashton, unless to do so would in no way affect or conflict with the performance of your duties for Ashton.

                    Continued development and enhancement of the "Star Algorithm" (described in section 15 above) on your own personal time shall be deemed a personal-use-only venture and shall not in any way be deemed a breach of this exclusive service clause. Furthermore, such enhancement and development shall not be subject to any form of assignment as described in section 15 above.

17.0     Drug Testing.

                    You understand and agree that, from time to time, you may be tested to detect the presence or absence of any illegal drugs or controlled substances and that the results of any such tests shall be released to Ashton.

18.      Monies Owed to Ashton.

                    Upon the separation of your employment from Ashton, you agree to authorize Ashton to deduct from your final wages or other monies due to you any debts or financial obligations owned to Ashton by you except written loans which do not require acceleration on termination.

19.      Arbitration.

                    You agree that any controversy or dispute between you and Ashton relating to or arising out of the termination of your employment (other than disputes regarding an alleged violation of paragraphs 12, 13, or 15) shall be fully and finally resolved pursuant to standard Dispute Resolution and Arbitration Procedures.

20.      Remedies.

                    You understand and agree that Ashton will be irreparably damaged in the event that the provisions of paragraphs 12, 13, or 15 of this Agreement are violated. You agree that Ashton shall be entitled to (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction to redress breaches of paragraphs 12, 13, or 15 of this Agreement and to specifically enforce the terms and provisions thereof.

21.      Separability.

                    Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions, to the extent of such prohibition or invalidity, shall be deemed not to be part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

22.      Governing Law.

                    Any action or proceeding arising out of or relating to this Agreement may be commenced in any court of competent jurisdiction in Howard County, Maryland, or Federal Court in the District of Maryland, and shall be governed by and interpreted under the laws of Maryland, except for actions or proceedings arising out of the alleged violations of paragraph 13, which shall be governed by and interpreted under the laws of the state in which Employee had his/her principal Ashton office at the time of termination from employment.

23.      Amendments.

                    This  Agreement  may not be  modified  or amended  except by
                    written  instrument   executed  by  you  and  an  authorized
                    corporate officer of UTTC.

24.      Entire Agreement.

                    This Agreement constitutes the parties' entire agreement, and supersedes and prevails over all other prior, or contemporaneous, agreements, understandings or representations by or between the parties, whether oral or written, with respect to the subject matters herein.

               IN WITNESS WHEREOF, all parties have executed this Agreement to be effective as of the Effective Date set forth below:

EFFECTIVE DATE                                         June 21, 1996

                                                       Fred S. Weingard
                                                       ----------------
                                                       [Employee Name]


                                                       /s/ Fred S. Weingard
                                                       --------------------
                                                       [Signature]



UNIVERSAL TRADING TECHNOLOGIES
CORPORATION


By:    /s/ Robert A. Eprile
       ---------------------
       Robert Eprile
       President and CEO



ASHTON TECHNOLOGY GROUP, INC.


By:    /s/ Raymond T. Tate
       ---------------------
       Raymond T. Tate
       President and CEO


By:    /s/ John A. Blohm
       ---------------------
       John A. Blohm
       Executive Vice-President

                        ADDENDUM TO EMPLOYMENT AGREEMENT
                               OF FRED S. WEINGARD

This addendum amends the Letter Employment Agreement (the "Letter Agreement") dated June 21, 1996 between Universal Trading Technologies Corporation (UTTC), Ashton Technology Group, Inc. (Ashton) and Fred S. Weingard (Employee). The parties agree as follows:

     1. Delete Paragraph 9.1 of the Letter Agreement and substitute the following:

          Effective July 8, 1996, you shall be granted a five year option for 250,000 shares of UTTC Common Stock at an option price of 51.50 per share. The option may not be exercised in whole or in part before July 8, 1998, unless (1) UTTC files a registration statement for an initial public offering or (2) majority control of UTTC is acquired by someone other than Ashton, prior to July 8, 1998. In the event that the UTTC Option is exercised the Certificate representing the shares of Common Stock of UTTC shall contain an appropriate restricted legend under the Securities Act of 1933, as amended.

     2. In Paragraph 9.2 change the date March 31, 1997 to June 21, 1997. Add the following sentence to the end of the paragraph: The Ashton Board will file an S-8 Registration Statement which shall be effective no later than June 21, 1997.

     3. Renumber the original text of Paragraph 12.0 of the Letter Agreement as 12.1.

     4.   Add as 12.2 the following:

          "Confidential Information" shall mean, for the purposes of this Letter Agreement, information of any type, which is owned by UTTC, at any time during the Term, and which is not:

          (i) in the public domain, or

          (ii) disclosed publicly by UTTC or anyone else, or

          (iii) generally known by those having a use for such type of information, or

          (iv) the same or substantially the same information that is in the public domain, or disclosed publicly by anyone or generally known by those having a use for such type of information.

     5.   Add as 12.3 the following:

          Upon termination of your employment under this Letter Agreement for any reason, you shall forthwith deliver to UTTC any and all documents, customer lists, electronic media and any other materials, and all copies thereof, in your possession or under your control relating to, containing, or derived from Confidential Information (as that term is defined in Paragraph 12.2 of this Letter Agreement).

     6.   Add as 13.4 the following:

          Participate in any activity, in any manner, which involves the development, or marketing, or operation of a service and/or product which is in competition with the UTS and/or its successor System. The "UTS and/or its successor System" shall mean, for purposes of this Letter Agreement, a system of computer generated pricing, delivery, and execution of securities and/or fungible commodities.

     7. All provisions of the Letter Agreement which are not expressly amended or modified by this Addendum, shall remain unchanged.

Executed this 21st day of June, 1996


                                                       /s/ Fred S. Weingard
                                                       --------------------
                                                       Fred S. Weingard
                                                       Employee


UNIVERSAL TRADING TECHNOLOGIES
CORPORATION


By:    /s/ Robert A. Eprile
       ---------------------
       Robert Eprile
       President and CEO



ASHTON TECHNOLOGY GROUP, INC.


By:    /s/ Raymond T. Tate
       ---------------------
       Raymond T. Tate
       President and CEO


By:    /s/ John A. Blohm
       ---------------------
       John A. Blohm
       President and CEO